Second Addendum

THIS SECOND ADDENDUM dated for reference and effective as of September 10, 2007 (the "Second Addendum") to the Wapata Lake Uranium Property Option Agreement dated January 22, 2007, as amended on January 31, 2007.

BETWEEN:

THE SASKATCHEWAN SYNDICATE, an unincorporated
joint venture comprising 455702 B.C. LTD. and TIMOTHY
YOUNG

(collectively, the "Vendor")

AND:

TECTON CORPORATION

(the "Purchaser")

WHEREAS:

(A) On January 22, 2007, the parties entered into a binding agreement titled the Wapata Lake Uranium Property Option Agreement (the "Option Agreement"); and

(B) On January 31, 2007, the parties amended several terms of the Agreement in an Addendum to the Agreement (the “First Addendum”);

(C) The Option Agreement and the First Addendum are collectively referred to herein as the “Agreement”; and

(D) The parties wish to further amend the terms of the Agreement.

THIS SECOND ADDENDUM WITNESSES that the parties have agreed that:

1.	Amendment of Agreement:

1.1	The parties agree that the Agreement shall be amended as follows:

	(a)	Section 1.01 (c) of the Agreement shall be deleted and replaced with the following:

“an additional $250,000 cash (455702 as to $125,000 and Young as to $125,000) by September 14, 2007 and $300,000 (455702 as to $150,000 and Young as to $150,000) by November 14, 2007.

	(b)	The following paragraph shall be inserted as section 5.01 (m) of the Agreement:

1

“the purchaser may abandon a portion of the Property in the same manner set out for abandonment of the entire Property pursuant to above section 5.01 (h)”.

2.	Counterparts

2.1           This Second Addendum may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Second Addendum. In the event that the document is signed by one party and faxed to another, the parties agree that a faxed signature shall be binding upon the parties to this Second Addendum as though the signature was an original.

3.	Agreement Affirmed.

3.1           Notwithstanding that the Purchaser did not pay $500,000 in cash to the Vendor on or before the Option Expiry Date (as defined in the Agreement) in accordance with the former Section 1.01 (c) of the Agreement, the Vendor expressly waives its rights and remedies pursuant to Section 1.06 of the Agreement in relation to such failure to pay, and the Parties expressly agree that the Agreement shall continue in full force and effect subject to the amendments in Section 1 of this Second Addendum. In all other respects, the Option Agreement, as amended by the First Addendum, is hereby affirmed.

IN WITNESS WHEREOF this Second Addendum has been executed by the parties to it, the day, month and year written below.

455702 B.C. LTD.

Per:__/s/ Mathew Mason______	Date Signed:_October 1 2007_
Mathew Mason, President

___/s/ Timothy Young______	Date Signed:_October 1 2007_
Timothy Young

TECTON CORPORATION

Per:__/s/ Norman Meier_______	Date Signed:__October 1 2007
Norman Meier, President